Exhibit10.1

POST PETITION SUPERPRIORITY LOAN AGREEMENT

dated as of March 10, 2015

among

Dune Energy, Inc.,

as Borrower,

Bank of Montreal,

as Administrative Agent,

and

The Lenders Party Hereto

ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS
2

Section 1.01.	Terms Defined Above	2

Section 1.02.	Certain Defined Terms	2

Section 1.03.	Terms Generally; Rules of Construction	20

Section 1.04.	Accounting Terms and Determinations; GAAP	21

ARTICLE II
THE CREDITS
21

Section 2.01.	Commitments	21

Section 2.02.	Loans and Borrowings	21

Section 2.03.	Requests for Borrowings	22

Section 2.04.	Funding of Borrowings	23

Section 2.05.	Termination and Reduction of Aggregate Maximum Credit Amounts	23

ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES
24

Section 3.01.	Repayment of Loans	24

Section 3.02.	Interest	24

Section 3.03.	Prepayments	25

Section 3.04.	Fees	25

ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS
26

Section 4.01.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	26

Section 4.02.	Presumption of Payment by the Borrower	27

Section 4.03.	Certain Deductions by the Administrative Agent	27

Section 4.04.	Disposition of Proceeds	27

Section 4.05.	Defaulting Lenders	28

ARTICLE V
INCREASED COSTS; TAXES
29

Section 5.01.	Increased Costs	29

Section 5.02.	Taxes	29

Section 5.03.	Mitigation Obligations; Replacement of Lenders	31

i

v

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts
Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Budget Compliance Certificate
Exhibit D	Form of Compliance Certificate
Exhibit E	DIP Budget
Exhibit F	Security Instruments
Exhibit G	Form of Assignment and Assumption
Exhibit H	Form of Interim Financing Order

Schedule 7.04	Material Adverse Effect Events
Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.09	Tax Returns and Reports
Schedule 7.15	Location of Business and Offices
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 9.01	Debt
Schedule 9.02	Liens
Schedule 9.04	Investments

THIS POST PETITION SUPERPRIORITY LOAN AGREEMENT dated as of March 10, 2015, is among: Dune Energy, Inc., a Delaware corporation (the “Borrower”); each of the Lenders from time to time party hereto; and Bank of Montreal (in its individual capacity, “BMO”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

A. On March 8, 2015 (the “Petition Date”), the Borrower filed a voluntary petition with the United States Bankruptcy Court for the Western District of Texas, Austin Division for relief under Chapter 11 of Title 11 of the United States Code (as amended, the “Bankruptcy Code”).

B. Prior to the Petition Date, financing was provided to the Borrower pursuant to the Amended and Restated Credit Agreement, dated as of December 22, 2011 (as amended, modified, supplemented or otherwise modified through the Petition Date, the “Pre-Petition Credit Agreement”), among the Borrower, certain financial institutions, as lenders, and Bank of Montreal, as administrative agent and as a lender.

C. Prior to the Petition Date, the Borrower issued floating rate senior secured notes due 2016 (the “Pre-Petition Senior Notes”) in an original principal amount of up to $50,000,000 pursuant to that certain Indenture dated as of December 22, 2011 (the “Pre-Petition Senior Indenture”) among the Borrower, as issuer, the Subsidiary Guarantors (as defined therein) and U.S. Bank National Association, as trustee.

D. The Borrower has requested that the Lenders provide financing to the Company consisting of a secured, superpriority revolving credit facility (the “DIP Facility”) that will be initially guaranteed by Dune Operating Company and Dune Properties, Inc. (the “Guarantors” and, together with the Borrower, the “Debtors”).

E. On the Petition Date, each Guarantor also filed a voluntary petition with the United States Bankruptcy Court for the Western District of Texas, Austin Division for relief under the Bankruptcy Code.

F. The Lenders have agreed to make loans available to the Borrower from time to time on a revolving basis in an aggregate principal amount of up to $10,000,000 under the DIP Facility upon the terms and conditions set forth herein, including, where applicable, entry of the Final Financing Order in the Borrower’s and the Guarantors’ Bankruptcy Cases (as defined below) in order to pay the fees, costs and expenses incurred by the Debtors in the administration of the Bankruptcy Cases and provide working capital for the Debtors in accordance with the DIP Budget (as defined below).

G. Now, therefore, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01. Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02. Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Maximum Credit Amounts” at any time means, (x) with respect to the period after the entry of the Interim Financing Order but prior to entry of the Final Financing Order, $3,000,000 and (y) with respect to the period on and after entry of the Final Financing Order, $10,000,000, as the same may be reduced or terminated pursuant to Section 2.05.

“Agreement” means this Post-Petition Superpriority Loan Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%, provided that, for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 (or any successor or substitute page) at approximately 11:00 a.m., New York time, on such day (or the immediately preceding Business Days if such day is not a day on which banks are open for dealings in dollar deposits in the London interbank market). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Applicable Margin” means 2.75%.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount. The initial Applicable Percentage of each Lender is set forth on Annex I.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person whose long term senior unsecured debt rating at the time of entering into the Swap Agreement is A/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P., (c) DeGolyer & MacNaughton and (d) any other independent petroleum engineers reasonably acceptable to the Required Lenders.

“Asset Sale” means the sale, lease, assignment or other transfer for value by the Borrower or any Subsidiary to any Person (other than the Borrower or a Guarantor) of any Property, asset or right of the Borrower or such Subsidiary, other than (i) the sale of Hydrocarbons in the ordinary course of business, (ii) the sale or lease of obsolete, worn-out or surplus equipment in the ordinary course of business or (iii) the sale or lease of inventory in the ordinary course of business.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit G or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bankruptcy Cases” means the chapter 11 cases of the Debtors under case nos. 15-10336 through 15-10338 in the Bankruptcy Court or such other court having jurisdiction over such cases, or any cases under chapter 7 of the Bankruptcy Code upon the conversion of any of such cases, or in any other proceedings superseding or related to any of the foregoing.

“Bankruptcy Code” has the meaning set forth in the recitals hereto.

“Bankruptcy Court” means the United States Bankruptcy Court for the Western District of Texas, Austin Division or such other courts as shall have jurisdiction over the Bankruptcy Cases.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means a borrowing of Loans.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Budget Compliance Certificate” means a written certificate, in the form of Exhibit C, signed by the CRO and delivered for any weekly period as required by Section 8.01(n) to the Administrative Agent stating, inter alia, that (i) the proceeds of the Loans used during the immediately preceding week were for one of the types of expenditures set forth in Sections 8.13 and 9.21 and in compliance with the maximum amounts permitted to be expended thereunder for the relevant time period in accordance with the DIP Budget (including any usage of the Permitted Variance) or, if not, a description of such non-compliance and (ii) no Default has occurred, or, if a Default has occurred, that a Default has occurred together with the description of such Default.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed.

“Capital Leases” means, in respect of any Person, all leases that are or should be, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder. Any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement, and any lease that was treated as a capital lease under GAAP at the time it was entered into that later becomes an operating lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as a capital lease for all purposes under this Agreement.

“Carve-Out Amount” has the meaning set forth in the Financing Orders.

“Carve-Out Expenses” means (a) those accrued, but unpaid, statutory fees payable to the U.S. Trustee pursuant to 28 U.S.C. § 1930(a)(6); (b) those accrued, but unpaid, fees payable to the Clerk of the Court; (c) the lesser of (i) the amount of the unpaid and outstanding reasonable fees, costs and expenses actually incurred by the Debtors’ professionals (including ordinary course professionals) and (ii) the budgeted and unpaid amount of the fees, costs and expenses of the Debtors’ professionals (including ordinary course professionals) as set forth in the DIP Budget, in each case (e.g., (a), (b) and (c)) for the period from and after the Petition Date through the Termination Date, minus the amounts of the retainers or any other unapplied funds held by the Debtors’ professionals (including ordinary course professionals) or any set-offs available to Debtors as of the Termination Date; provided, that such fees, costs and expenses with respect to Debtors’ non-ordinary course professionals are ultimately allowed by a final order of the Court pursuant to Section 330 of the Bankruptcy Code within sixty (60) days of the Termination Date; (d) in an amount not to exceed $235,000, all employee payroll, benefits, taxes, and employee expenses that have been accrued since the last post-petition funded payroll period through and including the Termination Date and which remain unpaid; (e) all compensation and expense reimbursement for the Debtors’ Chief Restructuring Officer that have accrued from and after the Petition Date through and including the Termination Date and remain unpaid and that are allowed by final order pursuant to Section 330 of the Bankruptcy Code not later than sixty (60) days following the Termination Date; (f) any severance taxes and royalty interest payments that have become due and owing as a result of production after the period corresponding to the last receipt of proceeds by Debtors through the Termination Date or effective date of any sale, whichever is earlier and which remain unpaid or unsegregated in the separate royalty and trust accounts; and (g) in an amount not to exceed $30,000, any and all claims for health care services provided prior to the Termination Date pursuant to any of the Debtors’ self-funded insurance from the Petition Date through and including the Termination Date and which remain unpaid and have not been separately segregated in the account designated for such payment of such amounts.

“Carve-Out Trigger Notice” means a notice from the Administrative Agent to the Borrower pursuant to a Financing Order stating that an Event of Default has occurred and the Termination Date has occurred or will occur as a result thereof.

“Cash Management Agreement” means any agreement to provide Cash Management Services.

“Cash Management Services” means any one or more of the following types of services or facilities: (i) ACH transactions, (ii) treasury and/or cash management services, including, without limitation, controlled disbursement services, (iii) foreign exchange facilities, (iv) credit or debit cards, (v) deposit and other accounts and (vi) merchant services (other than those constituting a line of credit).

“Casualty Event” means any loss, casualty or other damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Oil and Gas Property of the Borrower or any of its Subsidiaries having an estimated dollar amount in excess of $1,000,000.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III (but not Basel II), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, and any successor statute.

“Collateral” means any property of the Borrower or the Guarantors upon which a security interest in favor of the Administrative Agent for the benefit of the holders of Secured Obligations is purported to be granted pursuant to any Security Instrument or any Financing Order.

“Commitment” means, with respect to each Lender at any time, the commitment of such Lender to make Loans, as such commitment may be (a) modified from time to time pursuant to Section 2.05 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The amount representing each Lender’s Commitment shall at any time be such Lender’s Maximum Credit Amount.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 20% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“CRO” means the chief restructuring officer of the Borrower and each of the Guarantors.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (other than earn-out obligations and liabilities of such Person to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities) that are either (i) not greater than 90 days past due or (ii) are being contested in good faith by appropriate proceedings and adequate reserves therefore have been established under GAAP); (d) the principal component of obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing agreements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person, excluding payables for AFEs and suspended royalty payments; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. disposition of assets, any employee or director compensation, any compensation paid to employees or directors pursuant to stock appreciation rights, or obligations under operating leases.

For the avoidance of doubt, “Debt” does not include obligations in respect of Swap Agreements, indemnities incurred in the ordinary course of business or in connection with the disposition of assets, any employee or director compensation, any compensation paid to employees or directors pursuant to stock appreciation rights, or obligations under operating leases.

“Debtors” has the meaning set forth in the recitals hereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be made in the Administrative Agent’s reasonable discretion, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“DIP Budget” means a four-week budget (in comparable format and detail to the budget set forth in Exhibit E attached hereto) showing each of the following on a line item basis: (a) budgeted cash receipts (including as a result of the receipt of proceeds from Loans made hereunder) and (b) anticipated disbursements during the applicable period. The DIP Budget for the period through April 3, 2015 is set forth in Exhibit E attached hereto and has been approved by the Required Lenders. Revisions to DIP Budget may be approved by the Administrative Agent and the Required Lenders in their sole discretion.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the earlier of (a) the Termination Date and (b) the date on which there are no Loans or other obligations hereunder outstanding and all of the Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Effective Date” has the meaning assigned to such term in Section 6.01.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health and safety (insofar as either may be affected by a Release of, or exposure to, Hazardous Materials), the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990, the Clean Air Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law or otherwise in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision or any deposit account agreement or similar agreement relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto and (g) to the extent provided for in the DIP Budget, Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; provided, further that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income, receipts, total assets, net worth or capital, or any backup withholding taxes, in each case imposed by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) in the case of a Foreign Lender), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.02(a) or Section 5.02(b), (d) any withholding taxes that are imposed pursuant to FATCA, and (e) any withholding tax attributable to a Foreign Lender’s failure to comply with Section 5.02(e).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, including any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final Financing Order” means an order of the Bankruptcy Court entered on a final basis, in form and substance satisfactory to the Administrative Agent and the Required Lenders, which (a) contains substantially the same provisions as the Interim Financing Order (including reaffirming (x) that the Lenders are extending credit to the Borrower in good faith (within the meaning of Section 364(e) of the Bankruptcy Code) under this Agreement and (y) the granting of Liens and priority position provided in connection with the Interim Financing Order), (b) contains the provisions set forth in the Interim Financing Order to be included in the Final Financing Order, and (c) is not subject to vacatur, amendment, modification, reversal or stay without the prior written consent of the Required Lenders (subject to the parenthetical at the end of Section 6.02(e)).

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Financing Orders” means, collectively, the Interim Financing Order and the Final Financing Order.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government. license, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, any withholding taxes that are imposed pursuant to FATCA, and (e) any withholding tax attributable to a Foreign Lender’s failure to comply with Section 5.02(e).

“Guarantors” has the meaning set forth in the recitals hereto.

“Guaranty and Collateral Agreement” means an agreement executed by the Borrower and the Guarantors in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, unconditionally guarantying on a joint and several basis, payment of the Secured Obligations, and securing the obligations under this Agreement and the other Loan Documents.

“Hedging Arrangements” has the meaning assigned to such term in Section 8.14.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious materials or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired by the Borrower or any Guarantor in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Borrowing Request” has the meaning assigned to such term in Section 2.03.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of December 22, 2011, among the Borrower, the Guarantors, the Administrative Agent (as defined in the Pre-Petition Credit Agreement) and the Trustee (as defined in the Pre-Petition Senior Indenture).

“Interest Payment Date” means the last day of each calendar month.

“Interim Financing Order” means an order of the Bankruptcy Court entered on an emergency and/or interim basis, and after notice given and a hearing conducted in accordance with Bankruptcy Rule 4001(c) no later than five (5) days after the Petition Date, in substantially the form of Exhibit H (subject to any changes agreed by the Administrative Agent and the Required Lenders in their sole and absolute discretion), authorizing and approving the transactions contemplated in this Agreement and finding, among other things, that the Lenders are extending credit to the Borrower in good faith within the meaning of Section 364(e) of the Bankruptcy Code, which order shall, on an interim basis, (i) approve the payment by the Borrower of the fees set forth in Section 3.04 and the professional fees of the Administrative Agent in connection with this Agreement and the interim funding authorized in said order, (ii) grant and approve the superpriority liens and security interests and administrative expense claims contemplated herein, (iii) grant adequate protection in favor of the Lenders and the Administrative Agent, (iv) authorize the use by the Borrower of proceeds of pre-petition collateral that constitutes “cash collateral” (within the meaning of the Bankruptcy Code) in respect of Liens granted pursuant to the Pre-Petition Credit Agreement and the Pre-Petition Senior Indenture, (v) otherwise be in form and substance satisfactory to the Administrative

Agent and the Required Lenders and (vi) prior to the entry of the Final Financing Order, be in full force and effect and shall not have been stayed, reversed, vacated or otherwise modified without the prior written consent of the Required Lenders (subject to the parenthetical at the end of Section 6.02(e)).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); or (c) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means the rate appearing on Reuters Reference Screen LIBOR01 Page (or on any successor or substitute screen of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time on such date, as the rate for dollar deposits with a maturity comparable to such period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Borrowing and for a maturity comparable to such period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time on such date.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes and the Security Instruments.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or financial condition of the Borrower and the Subsidiaries taken as a whole, excluding the effect of events, developments and circumstances affecting the oil and gas exploration and production industry generally, (b) the ability of the Borrower, any Subsidiary or any Guarantor to perform any of its material obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of the Administrative Agent, any other Agent or any Lender under any Loan Document, but in each case (i) excluding the effects of the Bankruptcy Cases and (ii) the existence of the automatic stay pursuant to Bankruptcy Code §362 shall be considered in determining materiality.

“Material Indebtedness” has the meaning assigned to such term in Section 7.13.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.05(b) or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(a).

“Money Laundering Law” means any law governing conduct or acts designed in whole or in part to conceal or disguise the nature, location, source, ownership or control of money (including currency or equivalents, e.g., checks, electronic transfers, etc.) to avoid a transaction reporting requirement under state or federal law or to disguise the fact that the money was acquired by illegal means.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale or Recovery Event, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Borrower or any Subsidiary pursuant to such Asset Sale or Recovery Event, net of (i) the direct costs incurred or expected to be incurred relating to any such Asset Sale (including sales commissions, marketing costs, and legal, accounting and investment banking fees subject in all events to the limitations of the Carve-Out Amount, if applicable), or the direct costs of collection, in the case of a Recovery Event, (ii) income, franchise, transfer or other taxes paid or reasonably estimated by the Borrower or such Subsidiary to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to any such Asset Sale or Recovery Event (other than the Loans); and

(b) with respect to any issuance of Debt, the aggregate cash proceeds received by Borrower or any Subsidiary pursuant to such issuance, net of the direct costs incurred or expected to be incurred of or relating to such issuance (including up-front fees and placement fees).

“Notes” means the promissory notes of the Borrower described in Section 2.02(c) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, transportation, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Participant” has the meaning assigned to such term in Section 12.04(c)(i).

“Permitted Senior Lien” means any valid, enforceable, and non-avoidable Lien that was perfected prior to the Petition Date or that was subsequently perfected as permitted by Section

546(b) of the Bankruptcy Code which is senior in priority to the Liens securing the Prior Bank Obligations under applicable law and after giving effect to any subordination or intercreditor agreements and which is (i) permitted under the Pre-Petition Credit Agreement or the Pre-Petition Senior Indenture or (ii) has otherwise been approved in writing by the Administrative Agent; provided that this definition shall exclude the Liens arising under the Pre-Petition Credit Agreement and the other Loan Documents (as defined in the Pre-Petition Credit Agreement) and the Pre-Petition Senior Indenture and the other Note Documents (as defined in the Pre-Petition Senior Indenture), which Liens shall be subordinate to the Liens securing the obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents.

“Permitted Variance” has the meaning assigned to such term in Section 9.21.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning set forth in the recitals hereto.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Post-Termination Expenses” has the meaning assigned to such term in Section 8.17(c).

“Pre-Petition Credit Agreement” has the meaning set forth in the recitals hereto.

“Pre-Petition Collateral” means any collateral securing the Pre-Petition Indebtedness under the Pre-Petition Credit Agreement or any Loan Document (as defined in the Pre-Petition Credit Agreement or the Pre-Petition Senior Indenture and the other Note Documents (as defined in the Pre-Petition Senior Indenture).

“Pre-Petition Indebtedness” means any and all Debt incurred by any Debtor prior to the Petition Date.

“Pre-Petition Senior Indenture” has the meaning set forth in the recitals hereto

“Pre-Petition Senior Notes” has the meaning set forth in the recitals hereto.

“Prior Bank Obligations” means all Debt (as such term is defined in the Pre-Petition Credit Agreement) owed to the Administrative Agent and Lenders under and as defined in the Pre-Petition Credit Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Section 363 Sale” means the sale under Section 363 of the Bankruptcy Code of substantially all of the assets of the Borrower pursuant to an order of the Bankruptcy Court which shall be in form and substance acceptable to the Required Lenders.

“Recovery Event” means (i) any settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of the Borrower or any Subsidiary or (ii) any payment by Eos Petro, Inc. or Eos Merger Sub, Inc. of any damages, termination fee, settlement or other payment relating to the termination of that certain Agreement and Plan of Merger, dated as of September 17, 2014 among the Borrower, Eos Petro, Inc. and Eos Merger Sub, Inc.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Register” has the meaning assigned to such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned to such term in Section 8.10(a).

“Required Lenders” means, at any time while no Loan is outstanding, at least two Lenders having at least 66-2/3% of the Aggregate Maximum Credit Amounts; and at any time while any Loan is outstanding, at least two Lenders holding at least 66-2/3% of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, setting forth, as of each December 31 or June 30 the proved oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the economic assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer, the CRO or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.

“Sale Procedures Order” means an order of the Bankruptcy Court related to the Proposed Section 363 Sale, which shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Obligations” means any and all amounts owing or to be owing by the Borrower, any Subsidiary or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) to (a) the Administrative Agent or any Lender under any Loan Document, (b) any Lender under any Hedging Arrangements and (c) any Lender or any Affiliate of a Lender under any Cash Management Agreement between the Borrower or any Subsidiary and such Lender or Affiliate of a Lender while such Person (or in the case of its Affiliate, the Person affiliated therewith) is a Lender hereunder.

“Security Instruments” means the Guaranty and Collateral Agreement, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit F, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Hedging Arrangements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Secured Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of the Secured Obligations, the Notes or this Agreement.

“Senior Statutory Liens” means valid and enforceable lien rights under state law, or otherwise, solely to the extent that such liens are valid, enforceable, non-avoidable and timely perfected and relate to claims arising prior to the Petition Date and attached to property upon which the holders of the Prior Bank Obligations did not have a valid, enforceable, non-avoidable and perfected lien as of the Petition Date.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Superpriority Claim” means a claim against the Borrower, any Guarantor or their respective estates in the Bankruptcy Cases which is an allowed administrative expense claim of the kind specified in Section 503(b), 506(c) or 507(b) of the Bankruptcy Code with priority over all other administrative claims.

“Swap Agreement” means any agreement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as debt for borrowed money for purposes of U.S. Federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earliest to occur of:

(a) one hundred and thirty (130) days after the Petition Date;

(b) five (5) Business Days after the Petition Date if the Interim Financing Order has not been entered by such date;

(c) thirty (30) days after the Petition Date if the Final Financing Order has not been entered by such date;

(d) the occurrence of an Event of Default under this Agreement;

(e) the date which is the closing date of any Proposed 363 Sale; and

(f) such earlier date on which the Commitments terminate pursuant to Section 2.05(b);

provided, however, that (i) in the case of clauses (a)-(d) hereof, the Required Lenders shall have a five-day period to agree to rescind the related Carve-Out Trigger Notice and (ii) in the case of clause (d), the Borrower shall have a five-day period to obtain an Order of the Bankruptcy Court that no Event of Default has occurred, and in the event of such rescission or entry of such Order, as the case may be, the Termination Date shall be deemed not to have occurred, and the Commitments shall not have been terminated thereby.

“Third Party Sale Interest” means any written offer (whether formal or informal, binding or non-binding) for the purchase of any assets of the Borrower or its Subsidiary (other than sales referred to in Section 9.12(a) – (b)) submitted by a party that is not a Borrower or a Subsidiary to the Borrower or its representatives.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Secured Obligations and the other obligations under the Guaranty and Collateral Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Variance Report” has the meaning assigned to such term in Section 8.01(k).

“Variance Reporting Date” has the meaning assigned to such term in Section 8.01(k).

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

Section 1.03. Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to but excluding” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.04. Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all financial statements and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared in accordance with GAAP as in effect from time to time. All accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made in accordance with GAAP as in effect on the date hereof unless otherwise agreed to by the Borrower and the Required Lenders. In the event of any change in GAAP or in the application thereof that would have an effect on the calculation of any financial provisions in this Agreement, the Borrower will furnish to the Administrative Agent and each Lender a certificate of a Financial Officer specifying such change and the effect of such change on such calculations.

ARTICLE II

THE CREDITS

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) the outstanding principal amount of such Lender’s Loans exceeding such Lender’s Commitment, or (b) the total outstanding principal amount of Loans exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02. Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Minimum Amounts. At the time that each Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $10,000; provided that a Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments.

(c) Notes. The Loans made by each Lender may, at the request of such Lender, be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to such Lender, and otherwise duly completed. The date, amount and interest rate of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Loans or Commitment.

Section 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (by hand delivery or telecopy) not later than 12:00 noon, Houston time. Each such Borrowing Request shall be irrevocable and shall be in substantially in the form of Exhibit B and signed by the CRO.

The initial Borrowing Request (the “Initial Borrowing Request”) shall be submitted by the CRO following the approval by the Court of the First Day Orders in accordance with the DIP Budget approved by the Lenders and submitted to the Court, the Borrowing requested by Initial Borrowing Request shall be no greater than $3.0 million.

Each subsequent Borrowing Request following the Final Order shall occur no earlier than one day following a Variance Report Date deadline and specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing shall be no greater than the amount required to fund disbursements (net of receipts) of the Debtors for the following weekly period in accordance with the DIP Budget less the projected cash on hand (as adjusted by the Variance Report for timing and permanent differences as agreed to by the Borrower and Required Lenders, and for certainty excluding the Borrowing Request amount) for the Debtors in such weekly period, plus $250,000;

(ii) the date of such Borrowing, shall be no earlier than the second Business Day after the date of such Borrowing Request; and

(iii) the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Houston time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Houston, Texas and designated by the Borrower in the applicable Borrowing Request. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05. Termination and Reduction of Aggregate Maximum Credit Amounts.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Termination Date. If at any time the Aggregate Maximum Credit Amounts are terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b) Reduction of Aggregate Credit Amounts.

(i) Upon the completion of any Asset Sale, the occurrence of any Recovery Event or the issuance or other incurrence of Debt of the Borrower or any Subsidiary (subject in each case to all applicable repayment rights to the extent set forth in the definition of “Net Cash Proceeds”), the Aggregate Maximum Credit Amounts shall be permanently reduced in total by an amount equal to such Net Cash Proceeds until reduced to zero.

(ii) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $10,000 and not less than $500,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.03(b), the total outstanding principal amount of the Loans would exceed the total Commitments.

(iii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.05(b)(ii) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.05(b)(iii) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01. Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02. Interest.

(a) Interest Rate. The Loans shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b) Post-Default Rate. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, then all Loans outstanding, in the case of an Event of Default, and such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to the Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.

(c) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of a Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03. Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.03(b).

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 12:00 noon, Houston time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the Borrowing to be prepaid, the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.05(b)(iii), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.05(b)(iii). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.

(c) Mandatory Prepayments. If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.05(b), the total outstanding principal amount of the Loans exceeds the total Commitments, then the Borrower shall prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess. Each such prepayment of Borrowings shall be applied ratably to the Loans included in the prepaid Borrowings

(d) No Premium or Penalty. Prepayments permitted or required under this Section 3.03 shall be without premium or penalty.

Section 3.04. Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender to the extent set forth in Section 4.05) a commitment fee, which shall accrue at a rate per annum of 0.50% on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on each Interest Payment Date and on the

Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Facility Fee. The Borrower agrees to pay on the Effective Date to the Administrative Agent for the account of the Lenders a nonrefundable facility fee of $100,000, to be shared ratably among the Lenders pro rata according to their respective pro rata shares of the Aggregate Maximum Commitment Amount.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 5.01, Section 5.02 or otherwise) prior to 12:00 noon, Houston time, on the date when due, in immediately available funds and, subject to Section 5.02, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except that payments pursuant to Section 5.01, Section 5.02 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02. Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03. Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(a) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).

Section 4.04. Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Secured Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries, and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

Section 4.05. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.04(a);

(b) the Commitment of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02), provided that any waiver, amendment or modification that (i) reduces the amount of principal of or the rate at which interest is payable on the Loans, (ii) increases the Defaulting Lender’s Commitment or (iii) extends the dates fixed for payments of principal or interest on the Loans shall require the approval or consent of such Defaulting Lender; and

(c) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender) shall, to the extent permitted by applicable law, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; (ii) second, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iii) third, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (iv) fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans and (y) made at a time when the conditions set forth in Section 6.02 are satisfied, such payment shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to, any Defaulting Lender.

ARTICLE V

INCREASED COSTS; TAXES

Section 5.01. Increased Costs.

(a) Changes in Law. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or (ii) impose on any Lender any other condition affecting this Agreement; and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise, but not including Excluded Taxes, Indemnified Taxes or Other Taxes), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender setting forth in reasonable detail the basis for, and a calculation of, the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be presumptively correct. Within 10 days after receipt thereof, the Borrower shall either (i) pay such Lender the amount shown as due on any such certificate, or (ii) notify such payee in writing that the Borrower disputes the amount shown as due. If, after receiving such written notice, such payee disagrees with the Borrower as to the amount owed, the Borrower and such payee will meet in good faith to discuss the basis for, and calculation of, the amount, and the Borrower’s basis for disputing such amount. If, after an additional 10 days following such good faith meeting, the Borrower and payee are unable to agree upon the amount owed, both parties will submit to binding arbitration to resolve the dispute as to the amount owed.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180- day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the

Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.02(a)), the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.02) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be required to indemnify the Administrative Agent, any Lender for any amounts under this Section 5.02(c) to the extent that such Person fails to notify the Borrower of its intent to make a claim for indemnification under this Section 5.02(c) within 180 days after a claim is asserted against such Person by the relevant Governmental Authority. A certificate of the Administrative Agent or a Lender as to the amount of such payment or liability under this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. Federal withholding of Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by either the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by either the Borrower or the Administrative Agent, as applicable, as may be necessary for either the Borrower or the Administrative Agent, as applicable, to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(g) Tax Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 5.02, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under Section 5.02 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, shall repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.02(g) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01. Effective Date. This Agreement shall become effective on the date (the “Effective Date”) on which each of the following conditions shall have been met:

(a) The Administrative Agent shall have received a copy of the DIP Budget for the period immediately following the Effective Date through April 3, 2015, in form and substance satisfactory to the Administrative Agent and the Required Lenders, in the event that the DIP Budget set forth in Exhibit E attached hereto is no longer operative.

(b) The Administrative Agent shall have received a copy of the Interim Financing Order entered by the Bankruptcy Court within five (5) Business Days of the Petition Date and the Interim Financing Order shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended (except for modifications or amendments approved by the Required Lenders). Without limiting the foregoing, the Interim Financing Order shall (i) authorize and approve this Agreement and the transactions contemplated hereby, including, without limitation, the granting of the super-priority status, security interests and priming liens, and the payment of all fees; (ii) lift or modify the automatic stay to permit the Debtors to perform their obligations and the Lenders to exercise their rights and remedies with respect to the Loan Documents, (iii) approve the continuation of the existing cash management arrangement, in form and substance consistent with the cash management arrangement existing as of the date of the commencement of the Bankruptcy Cases and satisfactory to the Administrative Agent and the Required Lenders.

(c) The Required Lenders shall be satisfied that the Administrative Agent and the Lenders shall have the protection of Section 364(e) of the Bankruptcy Code.

(d) The Borrowers shall have appointed a CRO reasonably acceptable to the Required Lenders, on terms reasonably acceptable to the Required Lenders (it being acknowledged and agreed that the appointment of Donald Martin as CRO is acceptable to the Required Lenders, provided that such retention is approved by Bankruptcy Court on or before entry of the Final Financing Order).

(e) The Administrative Agent shall have received copies of (x) all first day orders of the Bankruptcy Court entered on the Petition Date which shall be in a form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, (y) all motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with this Agreement, and the approval thereof shall be in form and substance satisfactory to the Required Lenders and (z) a detailed eighteen-week budget that corresponds to the summary budget filed by the Debtors with the Bankruptcy Court relating to the first days orders.

(f) The Administrative Agent and the Lenders shall have received all commitment and facility fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (which condition may be satisfied with the proceeds of the initial advance under this Agreement on the Effective Date).

(g) The Administrative Agent shall have received evidence of payment by the Borrower to the “Administrative Agent” and the “Lenders” under and as defined in the Pre-Petition Credit Agreement of all fees, costs and expenses (including fees, costs and expenses of counsel) required to be paid on or before the Effective Date (which condition may be satisfied with the proceeds of the initial advance under this Agreement on the Effective Date).

(h) The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor.

(i) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(j) The Administrative Agent shall have received duly executed Notes payable to each requesting Lender dated as of the date hereof.

(k) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Guaranty and Collateral Agreement.

(l) The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12.

(m) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03.

(n) The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 6.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding) is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(b) The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (unless such representation and warranty is already qualified by materiality, in which case such representation or warranty shall simply be true and correct) on and as of the date of such Borrowing, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing, such representations and warranties shall continue to be true and correct as aforesaid as of such specified earlier date.

(c) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 together with such other documents as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request in support thereof.

(d) Subject to Permitted Variances, the Debtors shall be in compliance in all respects with the DIP Budget, and the amount requested in the relevant Borrowing Request shall be used to fund disbursements described in the DIP Budget.

(e) The Interim Financing Order shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended or, if the date of the requested extension of credit is more than thirty (30) days after the Effective Date, or if the amount of the Loan, together with the total outstanding principal amount of the Loans, would exceed the maximum amount authorized pursuant to the Interim Financing Order, then (x) the Administrative Agent shall have received, with a copy for each Lender, a date stamped copy of the Final Financing Order entered by the Bankruptcy Court, in form and substance satisfactory to the Required Lenders with such changes thereto as may be approved by the Required Lenders and their counsel and (y) the Final Financing Order shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended; provided that the Required Lenders may approve any amendment or modification to the Financing Orders (except that any amendment or modification to any Financing Order that would have the effect of revising provisions contained herein that require the consent of all of the Lenders pursuant to Section 12.01 will require the consent of all of the Lenders).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 7.01. Organization; Powers. Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02. Authority; Enforceability. Upon entry of the Interim Financing Order (or the Final Financing Order, as applicable) by the Bankruptcy Court, the Transactions are within the Borrower’s and each Guarantor’s corporate, partnership or limited liability company powers and have been duly authorized by all necessary corporate, partnership or limited liability company and, if required, stockholder, partner or member action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Upon entry of the Interim Financing Order (or the Final Financing Order, as applicable) by the Bankruptcy Court, each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and an implied covenant of good faith and fair dealing.

Section 7.03. Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the entry by the Bankruptcy Court of the Interim Financing Order or the Final Financing Order, as applicable, (ii) filings with, and approvals from, the SEC, (iii) the recording or filing of the Security Instruments and related financing statements as required by this Agreement, (iv) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, and (v) those necessary to comply with Sections 8.03, 8.09 and 8.14, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary and (d) except as contemplated by this Agreement, the Pre-Petition Credit Agreement and the Pre-Petition Senior Indenture, will not result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary.

Section 7.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2014, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements

(b) Other than arising as a result of the commencement of the Bankruptcy Cases, (i) since September 30, 2014, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) as of the date hereof, and except for changes resulting from the commencement and administration of the Chapter 11 cases, the business of the Borrower and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

(c) Except as set forth on Schedule 7.04, neither the Borrower nor any Subsidiary has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

(d) The DIP Budget delivered to the Administrative Agent and the Lenders as of the Effective Date, and each update to the DIP Budget delivered in accordance with this Agreement represents, and will represent when provided after the Effective Date, the Borrower’s good faith reasonable estimate of its and its Subsidiaries’ future performance for the periods covered thereby, based on assumptions believed by the Borrower to be reasonable at the time of delivery thereof.

(e) On and after the date of delivery of any Variance Report in accordance with this Agreement, such Variance Report shall be complete and correct and fairly present in all material respects the results of operations of the Borrower and its Subsidiaries for the period covered thereby and in the detail purported to be covered thereby.

Section 7.05. Litigation.

(a) Except for the Bankruptcy Cases and as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that seek to enjoin the performance of any Loan Document or the Transactions.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06. Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Borrower:

(a) the Borrower and the Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws.

(b) the Borrower and the Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of Borrower or the Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied.

(c) there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to Borrower’s knowledge, threatened against the Borrower or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties.

(d) none of the Properties of the Borrower or any Subsidiary contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials in a condition in violation of any applicable standard under Environmental Law; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.

(e) there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials in violation of any applicable Environmental Law at, on, under or from the Borrower’s or any Subsidiary’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties.

(f) neither the Borrower nor any Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any Subsidiary’s Properties and, to the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice.

(g) to Borrower’s knowledge, there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s or the Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation.

(h) The Borrower and the Subsidiaries have provided to the Lenders access to all material environmental site assessment reports, investigations and written studies (including those relating to any alleged non-compliance with or liability under Environmental Laws) that are in any of the Borrower’s or the Subsidiaries’ possession or control and relating to their respective Properties or operations thereon.

Section 7.07. Compliance with the Laws and Agreements; No Defaults.

(a) Each of the Borrower and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) No Default has occurred and is continuing.

Section 7.08. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” within the meaning of, or subject to regulation under, the Investment Company Act of 1940.

Section 7.09. Taxes. Except as set forth on Schedule 7.09, (a) each of the Borrower and its Subsidiaries has timely filed or caused to be filed all federal income and other material Tax returns and reports required to have been filed (or obtained extensions with respect thereto) and has paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) no action to enforce any Tax Lien has been commenced.

Section 7.10. ERISA. Except as could not reasonably be expected to have a Material Adverse Effect,

(a) The Borrower, the Subsidiaries and each ERISA Affiliate have complied with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, established and maintained in compliance with its terms, ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d) Full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.

(e) Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any liability.

(f) Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 7.11. Disclosure; No Material Misstatements. Taken as a whole, none of the other reports, financial statements, certificates or other written information (other than projections) furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when furnished, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading (other than omissions that pertain to matters of a general economic nature or matters of public knowledge that generally affect any of the industry segments of the Borrower or its Subsidiaries); provided that, with respect to projected financial information, prospect information, geological and geophysical data and engineering projections the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, recognizing that there are industry-wide risks normally associated with the types of business conducted by the Borrower and its Subsidiaries. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and the Subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12. Insurance. The Borrower has, and has caused all of its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material

Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Subsidiaries. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

Section 7.13. Restriction on Liens. Neither the Borrower nor any of the Subsidiaries is a party to any material agreement or arrangement (other than (i) the Pre-Petition Credit Agreement and the Pre-Petition Senior Indenture and (ii) Debt, purchase money debt and Capital Leases creating Liens permitted by Section 9.03(c) of the Pre-Petition Credit Agreement and existing as of the Petition Date (such Debt, purchase money debt and Capital Leases, the “Material Indebtedness”), but only on the Property securing such Debt or subject to such Capital Leases and any accessions thereto and proceeds thereof, each as set forth on Schedule 9.01), or, on the Effective Date, subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations and the Loan Documents.

Section 7.14. Subsidiaries; Foreign Operations. The Borrower has no Subsidiaries other than the Guarantors and no Subsidiary owns any Oil and Gas Properties not located within the geographic boundaries of the United States of America.

Section 7.15. Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Dune Energy, Inc.; and the organizational identification number of the Borrower in its jurisdiction of organization is 2969625 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(m) and Section 12.01(c)). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.15 (or as set forth in a notice delivered pursuant to Section 8.01(m)).

Section 7.16. Properties; Titles, Etc. Except as could not reasonably be expected to have a Material Adverse Effect: Each of the Borrower and the Subsidiaries has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties that are necessary to permit the Borrower and the Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof, and in each case, free and clear of all Liens except Liens permitted by Section 9.02. After giving full effect to the Excepted Liens, the Borrower or the Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not obligate the Borrower or such Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount materially in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Subsidiary’s net revenue interest in such Property; provided that the Borrower or any Subsidiary shall have the right to bear costs disproportionate to the Borrower’s or such Subsidiary’s working interest with respect to any Hydrocarbon Interest for a period of time in order to earn an interest in such Hydrocarbon Interest from a third party as evidenced by written agreement.

(a) All material leases and agreements necessary for the conduct of the business of the Borrower and the Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases.

(b) The rights and Properties presently owned, leased or licensed by the Borrower and the Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(c) All of the Properties of the Borrower and the Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition (normal wear and tear excepted) and are maintained in accordance with prudent business standards.

(d) The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person. The Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons.

Section 7.17. Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Borrower or any Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Subsidiary is deviated from the vertical more than the maximum permitted by Governmental

Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 7.18. Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18, on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding one-fourth of a bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 7.19. Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from the Borrower’s or its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20. Swap Agreements. As of the Petition Date, the Borrower and its Subsidiaries have no outstanding Swap Agreements.

Section 7.21. Use of Loans. The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). The use of proceeds from the Loans as contemplated hereunder complies in all respects with the applicable Financing Order and Applicable Law.

Section 7.22. Foreign Corrupt Practices. Neither the Borrower nor any of its Subsidiaries, nor any director, officer, agent, employee of the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the Foreign Corrupt Practices Act, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the Foreign Corrupt Practices Act) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the Foreign Corrupt Practices Act; and, the Borrower and its Subsidiaries have conducted their business in material compliance with the Foreign Corrupt Practices Act and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 7.23. Money Laundering. The operations of the Borrower and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened.

Section 7.24. OFAC. Neither the Borrower nor any of its Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Borrower or any of its Subsidiaries is currently subject to any material U.S. sanctions administered by the Office of Foreign Asset Control, and the Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by the Office of Foreign Asset Control.

Section 7.25. Reorganization Matters.

(a) The Bankruptcy Cases were commenced on the Petition Date and proper notice has been given of (x) the motion seeking approval of the Loan Documents and the Interim Financing Order and Final Financing Order, (y) the hearing for the approval of the Interim Financing Order and (z) promptly after the scheduling thereof, the hearing for the approval of the Final Financing Order.

(b) The Interim Financing Order (with respect to the period prior to entry of the Final Financing Order) or the Final Financing Order (with respect to the period on and after entry of the Final Financing Order), as the case may be, is in full force and effect and has not been reversed, stayed, modified or amended.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full in immediately available, the Borrower covenants and agrees with the Lenders that:

Section 8.01. Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent:

(a) [Reserved].

(b) Quarterly Financial Statements. As soon as available, but in any event not later than 45 days after the end of each fiscal quarter of each fiscal year of Borrower, commencing with the fiscal quarter ending March 31, 2015, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year, all certified by the CRO as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of CRO — Compliance. Within two (2) Business Days after any delivery of financial statements under Section 8.01(b), a certificate of the CRO in substantially the form of Exhibit D hereto certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto.

(d) Certificate of Insurer — Insurance Coverage. Within 10 Business Days after any delivery of financial statements under Section 8.01(b) for a fiscal quarter ending on December 31, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(e) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (other than filings under Section 16 of the Securities Exchange Act of 1934) filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(f) Notices Under Materials Instruments. Promptly after the furnishing thereof, subject to applicable confidentiality requirements, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(g) Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(h) Information Regarding Borrower and Guarantors. At least 20 days’ prior written notice of any change (i) in the Borrower’s or any Guarantor’s corporate name, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower’s or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower’s or any Guarantor’s jurisdiction of organization, and (v) in the Borrower’s or any Guarantor’s Federal taxpayer identification number.

(i) Production Report and Lease Operating Statements. Within 60 days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(j) Notices of Certain Changes. Promptly, but in any event within 10 Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Borrower or any Subsidiary.

(k) Budgets. (i) On or before 8:00 p.m. (New York time) on each Tuesday following the end of each weekly period covered by a DIP Budget (each, a “Variance Reporting Date”), a variance report of receipts and disbursements of cash for the Borrower and Guarantors for the prior weekly and rolling four-week period then ended and a reconciliation of such actual receipts and disbursements as against the projected amounts set forth in the DIP Budget (each, a “Variance Report”); (ii) on or before 8:00 p.m. (New York time) on the fifth day prior to end of the period covered by the then-current DIP Budget, a DIP Budget for the immediately following four-week period; and (iii) in the event the Borrower determines that the estimates and assumptions used to prepare the then current DIP Budget have changed in any material respect, promptly after the occurrence of such event, a revised DIP Budget covering the remaining period of time covered by such DIP Budget. The Borrower may elect to re-submit for approval a modified DIP Budget for any period so long as any such modified DIP Budget is submitted within the deadline set forth herein (i.e., no later than by the end of the third week of the then operative DIP Budget).

(l) Budget Compliance Certificates. In any week in which the Borrower will not make a Borrowing Request, no later than four (4) Business Days after the end of the preceding week, a Budget Compliance Certificate.

(m) Bankruptcy Court Filings. To the extent practicable, delivery for review and comment prior to filing all material pleadings, motions and other documents (provided that any of the foregoing relating to this Agreement shall be deemed material) to be filed on behalf of the Borrower or the Guarantors.

(n) Bankruptcy Cases. Promptly from time to time, deliver to the Administrative Agent and its legal counsel copies of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of the Borrower with the Bankruptcy Court or distributed by Borrower to any official committee appointed in any of the Bankruptcy Cases.

(o) Third Party Sale Interests. (i) Within five (5) Business Days of receipt thereof by the Borrower, a copy of each Third Party Sale Interest in the exact form received (it being understood that the Borrower, in addition to relaying the Third Party Sale Interest in the exact form such Person received it, may include any written summary or commentary relating thereto that it considers appropriate); and (ii) promptly, from time to time, a description of material developments with respect to each Third Party Sale Interest previously disclosed to the Administrative Agent and the Lenders in connection herewith.

(p) Reserve Reporting. Promptly following any request therefor, and (i) subject to Bankruptcy Court approval and (ii) taking into account the necessary time for preparation and completion thereof, a reserve report or a roll-forward prepared by an Approved Petroleum Engineer for the fiscal year ended December 31, 2014

(q) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA and the other certificates, statements or other reports required to be delivered pursuant to this Article VIII), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to this Article VIII shall be delivered in accordance with the terms of this Agreement either as a hard-copy or electronically, at the Borrower’s discretion. If the Borrower delivers hard-copies of such certificates, statements or other reports, then the Borrower shall so deliver to the Administrative Agent directly full, accurate and complete copies of such certificates, statements or other reports with written or electronic notice of such delivery and an accompanying description of the items delivered. If the Borrower delivers the certificates, statements or other reports required by this Article VIII electronically, such certificates, statements or other reports shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.duneenergy.com or (ii) on which such documents are delivered to the Administrative Agent. The Administrative Agent shall promptly post such electronically provided documents on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver such documents in a form acceptable to the Administrative Agent. For the avoidance of doubt, the Administrative Agent shall post all material certificates, statements or other reports it receives from the Borrower. Except for such compliance certificates and other reports and statements, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 8.02. Notices of Material Events. After a Responsible Officer has obtained actual knowledge thereof, the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth in reasonable detail of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03. Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to do any of the foregoing as to clause (ii) could not reasonably be expected to have a Material Adverse Effect.

Section 8.04. Payment of Obligations. Except as otherwise provided in any order entered by the Bankruptcy Court in the Chapter 11 cases, the Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of the Borrower or any Subsidiary.

Section 8.05. Performance of Obligations under Loan Documents. The Borrower will pay the Notes according to the terms thereof, and the Borrower will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06. Operation and Maintenance of Properties. Subject to any necessary approval of the Bankruptcy Court, the Borrower, at its own expense, will, and will cause each Subsidiary to:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties described in the most recent Reserve Report, including, without limitation, all equipment, machinery and facilities.

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and obligations accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its material Oil and Gas Properties, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(e) to the extent the Borrower is not the operator of any Property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07. Insurance. Subject to any necessary approval of the Bankruptcy Court, the Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08. Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Borrower shall bear the cost of each such inspection and examination.

Section 8.09. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders (including the Financing Orders and other requirements imposed in connection with the Bankruptcy Cases) of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10. Environmental Matters.

(a) The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion would reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that would reasonably be expected to form the basis for a claim for damages or compensation that would reasonably be expected to have a Material Adverse Effect; and (vi) implement, and shall cause each Subsidiary to implement, such procedures as may be necessary to assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will promptly, but in no event later than five days after obtaining knowledge of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Borrower or its Subsidiaries or their Properties in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $1,000,000, not covered by insurance, subject to normal deductibles.

(c) The Borrower will, and will cause each Subsidiary to, provide environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards as required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority, in connection with any future acquisitions of Oil and Gas Properties or other Properties.

(d) To the extent the Borrower or a Subsidiary is not the operator of any Property, none of the Borrower and its Subsidiaries shall be obligated to directly perform any undertakings contemplated by the covenants and agreements contained in this Section 8.10 which are performable only by such operators and are beyond the control of the Borrower or any of its Subsidiaries. Notwithstanding the above and except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause the operator to comply with this Section 8.10.

Section 8.11. Further Assurances.

(a) Regardless of any provision of the Financing Orders providing that such Financing Order is sufficient and conclusive evidence of the validity, perfection and priority of the Liens granted to the Administrative Agent on the Collateral without the necessity for any filing or recording of any financing statement or other instrument or document which may otherwise be required under the laws of any jurisdiction or the taking of any action to validate or perfect such liens or to provide for the priorities described herein, the Borrower agrees that at its sole expense it will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent the Security Instruments and all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Secured Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b) The Borrower hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of any applicable jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of any applicable jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization and the type of organization and, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. The Borrower agrees to furnish any such information to the Administrative Agent and the other Secured Parties promptly upon the Administrative Agent’s or any other Secured Party’s request

Section 8.12. ERISA Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent immediately upon becoming aware of the occurrence of any non-exempt “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

Section 8.13. Use of Proceeds. The Borrower shall use the proceeds of the Loans for (a) working capital and general corporate purposes from and after the Petition Date and certain expenses of the Administrative Agent and Lenders under and as defined in the Pre-Petition Credit Agreement arising prior to the Petition Date approved by the Bankruptcy Court and (b) to pay fees and expenses related to this Agreement and the Bankruptcy Cases, in each case, solely at the times and (subject to Section 9.21) in the amounts set forth in the then-current DIP Budget, provided that no proceeds of any Loan shall be used (i) either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock, (ii) to pay interest accruing from and after the Petition Date on any Pre-Petition Indebtedness other than Pre-Petition Indebtedness under the Pre-Petition Credit Agreement or (iii) except to the extent permitted by the Final Financing Order, to conduct an investigation of, commence or prosecute any action or objection with respect to the claims, liens or security interests that relate to either the Pre-Petition Credit Agreement or this Agreement.

Section 8.14. Commodity Hedging. The Borrower shall, promptly upon the request of the Lenders, enter into commodity hedging arrangements on then prevailing market terms with respect to the volumes of Hydrocarbons estimated to be produced from the Hydrocarbon Interests owned by the Borrower and the Guarantors during the Availability Period (the “Hedging Arrangements”) by and among the Borrower or such Guarantor, the Administrative Agent or one or more Lenders (or any of their affiliates) from time to time; provided that the Administrative Agent and the Required Lenders agree to approve any necessary revisions to the DIP Budget to reflect the terms of such Hedging Arrangements, including, without limitation, any contemplated settlement payments or other amounts to be paid or received by the Borrower and the Guarantors pursuant thereto.

Section 8.15. Lender Meetings. The Borrower shall cause its senior management, its financial advisor, the CRO and its investment banker to participate in a meeting with the Administrative Agent and the Lenders at the request of the Required Lenders and, in any case, not less than once during each calendar week at a time mutually agreeable to the Required Lenders and the Borrower.

Section 8.16. Data Room. The Borrower shall maintain a “due diligence” data room (which may be “virtual” or electronic) during the sale process set forth in the Sale Procedures Order which shall be accessible by the Administrative Agent and the Lenders to the same extent as access is given to third party bidders in accordance with the Sale Procedures Order.

Section 8.17. Funding of Segregated Accounts.

(a) Upon delivery of a Carve-Out Trigger Notice and the funding of any related Loan requested to fund such amounts (after first taking into account any of the Debtors’ cash on hand to the extent budgeted for such amounts or not earmarked for other accrued, budgeted and unpaid expenses), the Debtors shall fund a segregated account in an amount equal to $500,000 plus the Carve-Out Amount.

(b) Upon the closing of the Proposed Section 363 Sale, the Debtors shall fund a segregated account in an amount equal to $100,000 plus the Carve-Out Amount plus an additional amount to cover accrued but unused and unpaid vacation in an amount not to exceed $60,000.

(c) Amounts on deposit in such segregated account shall be used solely to satisfy the Carve-Out Expenses and expenses that would have constituted Carve-Out Expenses but for the occurrence of the Termination Date (“Post-Termination Expenses”), and the balance in that segregated account specified above shall not be available to pay the principal amount of the DIP Facility or to pay any prepetition or other postpetition obligations until such time as the Carve-Out Expenses and the Post-Termination Expenses shall have been paid in full, notwithstanding any purported or asserted Lien, claim or right to such balance.

Section 8.18. Segregated Payments. The Borrower shall ensure that the portion of its revenues from the sale of Hydrocarbon production required to pay all severance taxes and royalty payments owed with respect thereto shall be deposited into a segregated account of the Borrower from which such payments of severance tax and royalties shall be paid, and such amounts shall be fully applied and accounted for with respect to outstanding severance tax and royalties before the determination of such amounts under clause (f) of the definition of Carve Out Expenses.

Section 8.19. Cash Management Bank. The Debtors will maintain their existing deposit accounts with BBVA Compass Bank, subject to (i) control agreements in form and substance satisfactory to the Administrative Agent and (ii) “view-only” electronic access for the Administrative Agent and/or its authorized representative to each of the Accounts. Notwithstanding the foregoing, upon advance reasonable notice, the Required Lenders may require (to the extent consistent with the Bankruptcy Court’s local rules and guidelines) that such accounts be closed and new accounts be opened at the Administrative Agent.

Section 8.20. Milestones. The Borrower agrees that:

(a) On the Petition Date (or such later date as the Administrative Agent shall agree, in its sole discretion), the Debtors shall have filed the motion seeking approval of bidding procedures for the Proposed Section 363 Sale through the entry by the Bankruptcy Court of the Sale Procedures Order and shall seek a hearing thereon as soon as practicable after such filing.

(b) On or before the 30th day after the Petition Date (or such later date as the Required Lenders shall agree, in their sole discretion), (i) the Borrower shall have (x) updated and completed a data room for access to potential bidders, (y) completed a confidential information memorandum for the Proposed Section 363 Sale, which they shall share with the Lenders and (z) provided access to bidders who have entered into acceptable confidentiality and non-disclosure agreements and other documentation of suitability acceptable to the Borrower, in reasonable consultation with the Required Lenders, and (b) the Bankruptcy Court shall have entered the Sales Procedure Order.

(c) A bid deadline (the “Bid Deadline”) for the receipt of qualified bids from qualified bidders shall have occurred on or before the 90th day after the Petition Date (or such later date as the Required Lenders shall agree, in their sole discretion).

(d) On or before seven (7) days following the Bid Deadline (or such later date as Required Lenders shall agree), the Bankruptcy Court shall have entered an order approving the Proposed Section 363 Sale, which shall be in form and substance acceptable to the Required Lenders.

Section 8.21. Compliance with DIP Budget. The Borrower shall ensure that, when measured as of each Variance Reporting Date:

(a) the Borrower’s and Guarantors’ “Total Receipts” (as such term is used on the DIP Budget) on an aggregate basis for the prior four week period then ended, were not less than 90% of the aggregate projected “Total Receipts” included in the applicable DIP Budget(s) for such period;

(b) the Borrower’s and Guarantors’ total “Opex Disbursements” on an aggregate basis for the prior four week period then ended, were not more than 110% of the aggregate projected “Opex Disbursements” included in the applicable DIP Budget(s) for such period; and

(b) the Borrower’s and Guarantors’ total “G&A Disbursements” (as such term is used on the DIP Budget) on an aggregate basis for the prior four week period then ended, were not more than 110% of the aggregate projected “G&A Disbursements” included in the applicable DIP Budget(s) for such period.

ARTICLE IX

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full in immediately available funds, the Borrower covenants and agrees with the Lenders that:

Section 9.01. Debt. The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a) the Notes or other Secured Obligations (including any Hedging Arrangements) or any guaranty of or suretyship arrangement for the Notes or other Secured Obligations.

(b) Debt existing as of the Petition Date and set forth on Schedule 9.01 (provided that (i) payments on account of any Capital Leases entered into prior to the Petition Date shall not exceed the amount therefor set forth in the then-current DIP Budget (including any remaining

Permitted Variance) and (ii) none of the instruments or agreements governing such Debt may be amended, modified or supplemented after the Effective Date to change any terms of subordination, repayment or rights of conversion, put, exchange or other similar rights from such terms and rights in effect on the Petition Date);

(c) Debt associated with bonds or surety obligations required by Governmental Requirements or third parties in connection with the operation of the Oil and Gas Properties.

(d) intercompany Debt between the Borrower and any Subsidiary or between Subsidiaries to the extent permitted by Section 9.04(b); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Wholly-Owned Subsidiaries, and, provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Secured Obligations on terms set forth in the Guaranty and Collateral Agreement.

(e) Debt arising under Cash Management Agreements with any financial institution in which the Borrower or any of its Subsidiaries maintains a deposit account.

Section 9.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Secured Obligations and Liens securing the payment of the Prior Bank Obligations and obligations under the Pre-Petition Senior Notes.

(b) Excepted Liens.

(c) Liens existing on the date hereof; provided that any such Lien shall only be permitted to the extent such Lien is listed on Schedule 9.02.

(d) Liens granted or permitted pursuant to the Financing Orders, including in connection with the Carve-Out Amount.

Section 9.03. Dividends, Distributions and Redemptions; Repayment of Debt.

(a) Restricted Payments. The Borrower will not and will not permit any Subsidiary to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders; provided that any Subsidiary may declare and pay dividends, or make other distributions, to the Borrower (but not to any other Person).

Section 9.04. Prepayments, etc. of Debt. The Borrower will not and will not permit any Subsidiary to (i) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt (other than Debt payable to the Borrower or a Guarantor, the Loans and the other obligations under the Loan Documents and, to the extent contemplated hereunder and the obligations under the Pre-Petition Credit Agreement), or (ii) amend, modify or change in any manner any term or condition of any Debt of the Borrower or of any Subsidiary or any lease so that the terms and conditions thereof are less favorable to the Administrative Agent and the Lenders than the terms of such Debt or lease as of the Effective Date.

Section 9.05. Investments, Loans and Advances. The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments existing on the Petition Date and listed on Schedule 9.04.

(b) Investments (i) made by the Borrower in or to the Guarantors and (ii) made by any Guarantor in or to the Borrower or any Guarantor.

(c) guarantees by the Borrower and any Guarantor of Debt permitted by Section 9.01.

(d) Investments arising from the endorsement of financial instruments in the ordinary course of business.

(e) Investments arising from the accounts (and any funds deposited therein) required to be established or maintained under Sections 8.17-8.19.

Section 9.06. Nature of Business; International Operations. Except as otherwise contemplated by this Agreement, the Financing Orders and the Sale Procedures Order, the Borrower will not, and will not permit any Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. From and after the date hereof, the Borrower and its Domestic Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States of America.

Section 9.07. Limitation on Leases. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests) under leases or lease agreements except under leases and lease agreements existing on the Effective Date or as otherwise reflected in the DIP Budget. Without the prior consultation with the Administrative Agent, the Borrower will not, and not permit any Subsidiary to, (a) assume any operating lease entered into prior to the Petition Date, (b) reject any material unexpired lease or executory contract, or (c) assume or apply to the Bankruptcy Court to assume any material executory contract or unexpired lease (other than an operating lease) entered into prior to the Petition Date, unless, in the case of any unexpired lease, the order authorizing such assumption specifically provides that, notwithstanding such assumption, the Borrower or applicable Subsidiary may later assign the relevant lease under Section 365(f) of the Bankruptcy Code without, among other things, obtaining the consent of the relevant lessor (but after complying with the other requirements of Section 365 of the Bankruptcy Code).

Section 9.08. Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than as set forth in the Financing Orders.

Section 9.09. ERISA Compliance. Subject to any necessary approval of the Bankruptcy Court, the Borrower will not, and will not permit any Subsidiary to, at any time:

(a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code that would reasonably be expected to result in a material liability to the Borrower or any of its Subsidiaries.

(b) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto that would reasonably be expected to result in a material liability to the Borrower or any of its Subsidiaries.

(c) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 9.10. Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11. Mergers, Etc. The Borrower will not, and will not permit any Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve.

Section 9.12. Sale of Properties. The Borrower will not, and will not permit any Subsidiary to, sell, transfer, assign, farm-out, lease or otherwise transfer or dispose of any Property or any interest therein (including within such prohibition transfers and dispositions of overriding royalty interests, production payments, net profits interests and any other interests payable out of or measured by production or the proceeds of production) or any Subsidiary owning any such Oil and Gas Property, other than:

(a) sales of Hydrocarbons in the ordinary course of business; and

(b) sales or other dispositions of obsolete, worn-out or surplus inventory or equipment in the ordinary course of business and sales of inventory in the ordinary course of business, in an aggregate amount not to exceed $50,000.

Section 9.13. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly-Owned Subsidiaries of the Borrower) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

Section 9.14. Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary. The Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary.

Section 9.15. Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of this Agreement, the Security Instruments, the Pre-Petition Credit Agreement, the Security Instruments (as defined in the Pre-Petition Credit Agreement) or the Pre-Petition Senior Indenture.

Section 9.16. Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any Subsidiary to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary that would require the Borrower or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed one half bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 9.17. Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than Hedging Arrangements.

Section 9.18. Marketing Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract and (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business.

Section 9.19. No Surcharge. The Borrower will not, and will not permit any of its Subsidiaries to, assert any charges under Section 506(c) of the Bankruptcy Code against any Collateral or Pre-Petition Collateral.

Section 9.20. No Superpriority Claims. The Borrower will not, and will not permit any of its Subsidiaries to, permit to exist any claims entitled to a superpriority under Section 364(c)(1) of the Bankruptcy Code, other than those of the Administrative Agent and the Lenders, other than the Carve-Out Amount.

Section 9.21. Expenditures. The Borrower will not, and will not permit any of its Subsidiaries to, make any expenditure in violation of any DIP Budget approved by the Administrative Agent and the Required Lenders. Notwithstanding the foregoing (but subject to the other limitations set forth in this Agreement), and except with respect to the line items relating to the Carve-Out Amount, expenditures may vary from the amount set forth in the applicable DIP Budget by any Permitted Variance. As used in this Agreement, the term “Permitted Variance” means (x) a variance of up to 10% less than that reflected in the applicable DIP Budget(s) for any rolling four week period with respect to “Total Receipts” line-item in the DIP Budget, and (y) a variance of up to 10% more than that reflected in the applicable DIP Budget(s) for any rolling four week period with respect to each of the “Opex Disbursements” line-item and “G&A Disbursements” line-item as defined in the DIP Budget.

Section 9.22. Employee Matters. The Borrower shall not implement a Key Employee Retention Program or Key Employee Incentive Plan unless they are reasonably satisfactory to the Administrative Agent and the Required Lenders in form and amounts, are certified by the CRO as reasonably necessary for the preservation of the estate and are approved by the Bankruptcy Court and provided for in the DIP Budget and/or from the proceeds of the Collateral as approved by the Lenders in their sole and absolute discretion.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01. Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal or interest on any Loan or any fee or any other amount of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (unless such representation or warranty was already qualified by materiality, in which case such representation or warranty shall simply have been true and correct).

(c) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02, Section 8.03, Section 8.20 or in Article IX.

(d) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such default.

(e) except as a result of the commencement of the Bankruptcy Cases, and to the extent the relevant holders remain subject to the automatic stay imposed thereby, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable.

(f) except as a result of the commencement of the Bankruptcy Cases, and to the extent the relevant holders remain subject to the automatic stay imposed thereby, any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Subsidiary to make an offer in respect thereof provided that this clause (f) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt.

(g) the Bankruptcy Court shall enter, or the Borrower shall seek or support the entry of, any order (i) amending, supplementing, altering, staying, vacating, rescinding or otherwise modifying the Interim Financing Order, the Final Financing Order, the Sales Procedure Order or any other order in any manner which could reasonably be expected to result in a Material Adverse Effect, (ii) appointing a Chapter 11 trustee that is not appointed as a result of a motion filed by the Required Lenders, a responsible officer or an examiner pursuant to Section 1104 of the Bankruptcy Code with enlarged powers relating to the operation of the business of the Borrower (powers beyond those set forth in Section 1106(a)(3) and (4) and 1106(b) of the Bankruptcy Code) of the Bankruptcy Code in the Bankruptcy Cases, (iii) dismissing the Bankruptcy Case or converting the Bankruptcy Case to a Chapter 7 case, (iv) granting relief from the automatic stay under Section 362 of the Bankruptcy Code to the holder of any claim against the Borrower or any Guarantor, which order enables the holder of such claim to exercise any right or remedy against any property of the Borrower or any Guarantor, or (v) except with respect to the Proposed 363 Sale, approving the sale, transfer, lease, exchange, alienation or other disposition of all or substantially all of the assets, properties or Equity Interests of the Borrower and its Subsidiaries pursuant to Section 363 of the Bankruptcy Code or otherwise, without the consent of the Required Lenders and approval of the Bankruptcy Court.

(h) The Borrower or any Subsidiary shall seek to, or shall support (in any such case by way of motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of the Borrower or any Subsidiary) any other Person’s motion to, disallow in whole or in part any Lender’s claim in respect of the Pre-Petition Indebtedness owed to such Lender or to challenge the validity and enforceability of the Liens in favor of the Administrative Agent or any Lender (including the Liens securing Pre-Petition Indebtedness owed to such Lender), excluding challenges by Persons (other than the Borrower or the Guarantors) that are not inconsistent with the Interim Financing Order or Final Financing Order, as applicable.

(i) An application shall be filed by the Borrower for the approval of, or there shall otherwise arise, any other Superpriority Claim in the Bankruptcy Cases (other than the Carve Out Amount) which is pari passu with or senior to the claims of the Administrative Agent and Lenders against the Borrower or any Guarantor unless after giving effect to the transactions contemplated by such application, all Secured Obligations (whether contingent or otherwise) shall be paid in full in cash. The entry of an order authorizing the obtaining of credit or the incurrence of Debt by the Borrower or any Guarantor that is secured by a Lien on any or all of the Collateral, which is senior to or pari passu with the security interests and liens against the Collateral that is granted to the Lenders.

(j) From and after the date of entry thereof, the Interim Financing Order shall cease to be in full force and effect (or shall have been vacated, stayed for a period in excess of five (5) days, reversed, modified or amended), in each case without the consent of the Required Lenders, and the Final Financing Order shall not have been entered prior to such cessation (or vacatur, stay, reversal, modification or amendment).

(k) The Final Financing Order shall not have been entered by the Bankruptcy Court on or before thirty (30) days after the Petition Date; or from and after the date of entry thereof, the Final Financing Order shall cease to be in full force and effect (or shall have been vacated, stayed for a period in excess of five (5) days, reversed, modified or amended), in each case without the consent of the Required Lenders.

(l) The Borrower shall make any payment on any Debt incurred before the Petition Date, other than as permitted under the Financing Orders, the DIP Budget or as permitted hereunder and other than any payment of any Debt owing to the Borrower and any payment approved by the Bankruptcy Court of any Debt.

(m) The Borrower or the Guarantors shall fail to comply with the terms of the Financing Orders.

(n) Any final judgments shall be entered against the Borrower or any Subsidiary after the Petition Date and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within thirty days after entry or filing of such judgments; or there shall be entered against the Borrower or any Subsidiary a non-monetary judgment, order or decree with respect to any claim or liability that accrued after the Petition Date which has or could be reasonably expected to have a Material Adverse Effect, and there shall be any period of thirty consecutive days during which a stay of enforcement of such judgment, decree or order, by reason of a pending appeal or otherwise, shall not be in effect.

(o) The Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Subsidiary or any of their Affiliates shall so state in writing.

(p) The commencement of any action against the Administrative Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries or any of their respective agents.

(q) (i) The Debtors’ retention of Donald Martin as CRO shall not have been approved by the Bankruptcy Court within thirty (30) days of the Petition Date; or (ii) Donald Martin shall cease to serve as the CRO of the Borrower and each of the Guarantors and is not replaced within seven (7) days by a Person acceptable to the Required Lenders.

(r) Parkman Whaling LLC shall cease to serve as the Borrower’s and each of the Guarantors’ investment banker and is not replaced within seven (7) days by a Person acceptable to the Required Lenders.

(s) The entry of an order authorizing recovery by any Person from the Collateral or any Pre-Petition Collateral owing to any Lender or any adequate protection Liens granted with respect thereto for any costs of preservation or disposition thereof under Section 506(c) of the Bankruptcy Code or (except as provided in the Final Financing Order) authorizing the use of cash collateral without consent in writing by the Administrative Agent. The entry of an order granting adequate protection with respect to Pre-Petition Indebtedness (other than as provided in the Interim Financing Order or the Final Financing Order, or as otherwise approved by the Administrative Agent and the Bankruptcy Court).

(t) The filing by the Borrower or any Subsidiary of any motion or proceeding which could reasonably be expected to result in material impairment of the Lenders’ rights under this Agreement; or a final determination by the Bankruptcy Court (or any other court of competent jurisdiction) with respect to any motion or proceeding brought by any other party which results in any material impairment of the Lenders’ rights under this Agreement.

(u) The Borrower or the Guarantors shall file, support, or seek confirmation of a plan of reorganization or liquidation, or such plan of reorganization or liquidation shall be confirmed in any of the Bankruptcy Cases, which is not reasonably acceptable to the Required Lenders.

(v) The entry of an order dismissing any of the Bankruptcy Cases that does not provide for the termination of the Commitment and payment in full of the Secured Obligations in cash prior to dismissal, without the prior written consent of the Administrative Agent; and

(w) Any motions to sell the Collateral or approve procedures regarding the same, any plan or disclosure statement or supplements or amendments thereto, or any orders approving or amending any of the foregoing, are not in form and substance reasonably acceptable to the Required Lenders.

Section 10.02. Remedies.

(a) In the case of an Event of Default, at any time thereafter during the continuance of such Event of Default, in addition to the right of any Lender to refuse to make further Loans pursuant to the provisions hereof, the automatic stay under Section 362 of the Bankruptcy Code shall be deemed lifted, without further order of or application to the Bankruptcy Court, to permit the Administrative Agent to, at the request of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times: (a) terminate the Borrower’s use of cash collateral and cease to make any Loans to the Borrower; (b) declare all obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents to be immediately due and payable; (c) freeze any accounts of the Borrower and the Guarantors maintained with any Lender; (d) terminate the Commitments (if they have not theretofore terminated); (d) set off and apply immediately any and all amounts in accounts maintained by the Borrower and the Guarantors with the Administrative Agent or any Lender against the obligations hereunder and under the other Loan Documents, and otherwise enforce rights against the Collateral in the possession of any of the Administrative Agent and/or any Lender for application towards the obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents; and (e) take any other action or exercise any other right or remedy permitted under the Financing Orders, the other Loan Documents or applicable law to effect the repayment and satisfaction of the obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents. Notwithstanding the foregoing, the effect as an Event of Default of any event described in this Section 10 may be waived by the written concurrence of the Required Lenders. Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to obligations in accordance herewith and any excess remaining after the satisfaction of all such obligations shall be delivered to the Borrower or as a court of competent jurisdiction may direct.

(b) Notwithstanding any other provision of this Agreement, following an Event of Default or the Termination Date and subject to the limitations on the Aggregate Maximum Credit Amount, the Lenders shall be obligated to advance additional funds to the Borrower under this Agreement to fund the Carve-Out Amount plus the amounts required to be funded to a segregated account pursuant to Section 8.17; provided, however, that in the event of a termination of the Agreement, the obligation to fund such Carve-Out Amounts and additional amounts shall terminate with respect to any Carve-Out Amounts and additional amounts that are not approved by a final order of the Bankruptcy Court within sixty (60) days of the Termination Date.

(c) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(d) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of principal outstanding on the Loans and Secured Obligations referred to in Clauses (b) and (c) of the definition of Secured Obligations owing to each Person to whom a Secured Obligation is owed;

(v) fifth, pro rata to any other Secured Obligations; and

(vi) sixth, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.01. Appointment; Powers. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02. Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the

Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Effective Date specifying its objection thereto.

Section 11.03. Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, the Syndication Agent shall not have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the

Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower and the Lenders hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05. Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such subagent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06. Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 11.07. Agent as Lender. The bank serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 11.08. No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10. Authority of Administrative Agent to Release Collateral and Liens. Each Lender hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.

Section 11.11. Information. To the extent any notice, report or other document is required, pursuant to any of the Loan Documents, to be provided to Administrative Agent by Borrower, Guarantors (or any Affiliates of Borrower or Guarantors), then Administrative Agent shall reasonably promptly furnish each Lender all such notices, reports and other documents received by Administrative Agent from Borrower, Guarantors (or any Affiliates of Borrower or Guarantors).

ARTICLE XII

MISCELLANEOUS

Section 12.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Two Shell Plaza 777 Walker Street, Suite 2300 Houston, Texas 77002 Attention Chief Restructuring Officer (Telecopy No. 713-229-6398);

(ii) if to the Administrative Agent, to it at Bank of Montreal, 115 S. LaSalle St., 12w, Chicago, Illinois 60603 Attention: Stephanie Slavkin, Tel: 312-461-4065 Fax: 312-461-7958 With A Copy To: Bank of Montreal 1 First Canadian Place, 23rd Floor, 100 King Street West, Toronto, Ontario, M5x 1a1 Attention: Zoltan Szoldatits Tel: 416-867-4072 Fax: 416-867-5785; and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02. Waivers; Amendments.

(a) No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender directly affected thereby, (iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) waive or amend Section 3.03(c), Section 6.01,

Section 10.02(c) or Section 12.14 without the written consent of each Lender directly affected thereby (other than any Defaulting Lender), (vi) release any Guarantor (except as set forth in the Guaranty and Collateral Agreement), release all or substantially all of the collateral (other than as provided in Section 11.10), without the written consent of each Lender (other than any Defaulting Lender), (vii) change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than any Defaulting Lender), (viii) change Section 10.02(c) without the consent of each Person to whom a Secured Obligation is owed; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, or (ix) contractually subordinate the payment of all the Secured Obligations to any other Debt or contractually subordinate the priority of any of the Administrative Agent’s Liens to the Liens securing any other Debt, in each case, without the written consent of each Lender (other than any Defaulting Lender).

Section 12.03. Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay, without further order of or application to the Bankruptcy Court, (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lenders and their respective Affiliates, including, without limitation, the reasonable and documented fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent and the Lenders, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent and the Lenders as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND

DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NONCOMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NONCOMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL

LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; provided THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, ANY MATERIAL BREACH BY ANY INDEMNITEE OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS, OR ANY DISPUTE SOLELY BETWEEN INDEMNITEES.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under Section 12.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable not later than 10 Business Days after written demand therefor.

Section 12.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A)	except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and the amount of the Commitment of Loans of the assigning Lender after such assignment shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)	the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E)	The Assignee must not be a Defaulting Lender or an Affiliate of the Borrower.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.02(b) that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01 and Section 5.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(a). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.02 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.02(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or a central bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05. Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Secured Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06. Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07. Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitation obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower or any Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other

Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THAT (i) THE TRANSACTIONS ARE OTHERWISE GOVERNED BY THE BANKRUPTCY CODE AND (ii) UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED. CHAPTER 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR THE NOTES.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE BANKRUPTCY COURT, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY

WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and required to keep such Information confidential), (b) to the extent requested by any regulatory authority having authority over the Administrative Agent or any Lender, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (provided that such Person agrees to be bound by the provisions of this Section 12.11) or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations (provided that such Person agrees to be bound by the provisions of this Section 12.11), (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary or otherwise identified by the Borrower as being nonconfidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12. Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 12.13. EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN

DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14. Collateral Matters; Hedging Arrangements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Secured Obligations shall also extend to and be available to any Lender or any Affiliate of a Lender that is counterparty to any Hedging Arrangement with the Borrower or any of its Subsidiaries on a pro rata basis in respect of any obligations of the Borrower or any of its Subsidiaries which arise under any such Hedging Arrangement. If any Lender or any Affiliate of a Lender ceases to be a Lender under this Agreement, then the benefit of the Security Instruments and such provisions will continue to apply to the Hedging Arrangement to which such Lender or its Affiliate is a party at the time that Lender ceases to be a Lender, but will not apply to any Hedging Arrangements entered into by that Lender or any of its Affiliates after that date. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Hedging Arrangements.

Section 12.15. No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent or any Lender for any reason whatsoever. There are no third party beneficiaries.

Section 12.16. Flood Insurance. Notwithstanding any provision in this Agreement, any Mortgage or other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by any Security Instrument or other Loan Document. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et. seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

Section 12.17. USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 12.18. Parties Including Trustees; Bankruptcy Court Proceedings. This Agreement, the other Loan Documents, and all Liens and other rights and privileges created or pursuant hereto or to any other Loan Document shall be binding upon the Borrower and the Guarantors, the estate of the Borrower and each Guarantor, and any trustee, other estate representative or any successor in interest of the Borrower or any Guarantor in any Bankruptcy Case and/or any conversion of such Bankruptcy Case into a subsequent case commenced under Chapter 7 of the Bankruptcy Code. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of the Administrative Agent and the Lenders and their respective assigns, transferees and endorsees. The Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Bankruptcy Case or any other bankruptcy case of the Borrower or any Guarantor to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of any Bankruptcy Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that the Administrative Agent file financing statements or otherwise perfect its Liens under applicable law. Neither the Borrower nor any Guarantor may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of the Administrative Agent and the Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by the Borrower or any Guarantor without the prior express written consent of the Administrative Agent and the Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Borrower and each Guarantor, the Administrative Agent and the Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

Section 12.19. Pre-Petition Loan Documents. The Borrower hereby agrees that (i) this Agreement is separate and distinct from the Pre-Petition Credit Agreement and (ii) the Pre-Petition Credit Agreement and other Loan Documents (as defined in the Pre-Petition Credit Agreement) are in full force and effect. The Borrower further agrees that by entering into this Agreement, the Lenders do not waive any Default under the Loan Documents (as defined in the Pre-Petition Credit Agreement) or any of their liens, claims, priorities, rights and remedies thereunder.

ARTICLE XIII

PRIORITY AND COLLATERAL SECURITY

Section 13.01. Superpriority Claims and Collateral Security.

(a) The Secured Obligations shall be secured, inter alia, by the Collateral described in the Security Instruments and the Financing Orders.

(b) The Borrower hereby represents, warrants and covenants that, except as otherwise expressly provided in this paragraph, pursuant to the Interim Financing Order (with respect to the period prior to entry of the Final Financing Order) and upon entry of the Final Financing Order with respect to the period after entry of the Final Financing Order):

(i) the Secured Obligations shall at all times constitute an allowed Superpriority Claim against each of the Debtors on a joint and several basis in each Bankruptcy Case pursuant to Sections 364(c)(1) and 507(a) of the Bankruptcy Code subordinate only to the Carve Out Amount and shall (A) otherwise have priority over any and all administrative expense claims and unsecured claims against the Debtors or their estates, at any time existing or arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to Bankruptcy Code Sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(d), 726, 1113 and 1114, and any other provision of the Bankruptcy Code, as provided under Section 364(c)(1) of the Bankruptcy Code and (B) shall at all times be senior to the rights of the Debtors and their estates, and any successor trustee or other estate representative;

(ii) (A) pursuant to Section 364(c)(2) of the Bankruptcy Code, the Secured Obligations shall be secured by the Liens on all Collateral representing Property of the Debtors and their estates that is not subject to a valid, perfected (or subsequently perfected as permitted by Section 546(b) of the Bankruptcy Code) and non-avoidable Lien as of the Petition Date and such Liens shall be senior in priority and superior to any Lien on Collateral representing Property of the Debtors and their estates, subject only to the Carve Out Amount and any Permitted Senior Liens; (B) the Pre-Petition Indebtedness shall be secured by Liens on all Collateral representing Property of the Debtors and shall be senior in priority and superior to any Lien on the Collateral, subject only to (x) the Liens with respect to Property of the Debtors and their estates to the extent set forth in the Financing Orders; (y) the Carve Out Amount with respect to Property of the Debtors and their estates to the extent set forth in the Financing Orders; and (z) with respect to any Collateral constituting Pre-Petition Collateral, the Permitted Senior Liens; and (iv) with respect to any Collateral representing Property of the Debtors and their estates and not constituting Pre-Petition Collateral, any Senior Statutory Liens;

(iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, the Liens securing the Secured Obligations shall be secured by a perfected junior lien on Collateral that is subject only to (A) the Carve Out Amount, (B) the Permitted Senior Liens and (C) the Senior Statutory Liens; and

(iv) pursuant to Section 364(d)(1) of the Bankruptcy Code, the Liens securing the Secured Obligations shall be secured by a perfected first priority, senior priming lien on all DIP Collateral (as defined in the Interim Financing Order) that also constitutes Pre-Petition Collateral, subject only to the (A) Carve Out Amount, (B) the Permitted Senior Liens and (C) the Senior Statutory Liens. For the avoidance of doubt, the foregoing senior priming liens shall prime any Lien on Collateral that secures the Prepetition Indebtedness (collectively, the “Primed Liens”), which senior priming liens securing the Indebtedness shall also prime any liens granted after the Petition Date to provide adequate protection in respect of any of the Primed Liens.

(c) Such Superpriority Claim referred to in Section 13.01(b)(i) shall be subject to the Carve Out Amount. Such Lien referred to in Section 13.01(b)(ii)(A) shall be subject to the Carve Out Amount, but otherwise shall be senior in priority to the adequate protection Liens securing the Pre-Petition Indebtedness and all other Liens.

(d) The Liens securing the Obligations shall not be junior to, or pari passu with, any Lien avoided and preserved for the benefit of the Debtors and their estates pursuant to Section 551 of the Bankruptcy Code.

Section 13.02. No Discharge; Survival of Claims. The Borrower hereby agrees that (a) the Secured Obligations shall not be discharged by the entry of an order confirming a Chapter 11 plan (and each of the Debtors pursuant to Section 1141(d) of the Bankruptcy Code, hereby waives any such discharge), (b) the Superpriority Claim granted to the Administrative Agent and Lenders pursuant to the Interim Financing Order and the Final Financing Order and the Liens granted to the Administrative Agent and the other Secured Parties pursuant to such orders and the Collateral Documents shall not be affected in any manner by the entry of an order confirming a Chapter 11 plan, and (c) none of the Debtors shall propose or support any Chapter 11 plan other than a Reorganization Plan.

Section 13.03. Orders. In the event of any inconsistency between the terms and conditions of any of the Loan Documents and the Interim Financing Order or the Final Financing Order, whichever is in effect at the time of reference thereto, the provisions of the Interim Financing Order or the Final Financing Order, as the case may be, shall govern and control. The Debtors, the Administrative Agent and the Lenders shall be entitled to rely in good faith upon the Financing Orders notwithstanding objection thereto or appeal therefrom by any interested party. The Borrower, the Administrative Agent and the Lenders shall be permitted and required to perform their respective obligations in compliance with this Agreement notwithstanding any such objection or appeal unless the relevant Financing Order has been stayed by a court of competent jurisdiction.

Section 13.04. Waiver of any Priming Rights and Non-Consensual Use of Cash Collateral. Upon the Effective Date, and on behalf of themselves and their estates, and for so long any obligations of the Borrower hereunder and under the other Loan Documents shall be outstanding, the Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives (i) any right, pursuant to Section 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Liens securing the obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents, or to approve a claim of equal or greater priority than the obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents, except as permitted under the Interim Financing Order and Final Financing Order, and (ii) any right, pursuant to Section 363 of the Bankruptcy Code or otherwise, to use Collateral proceeds or any other cash collateral (as defined in the Bankruptcy Code) in any manner not permitted by the Loan Documents or otherwise without the consent of the Administrative Agent and the Required Lenders.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	DUNE ENERGY, INC.

	By:	/s/ Frank T. Smith, Jr.
	Name:	Frank T. Smith, Jr.
	Title:	Chief Financial Officer

1

ADMINISTRATIVE AGENT:	BANK OF MONTREAL, as Administrative Agent

	By:	/s/ Sue R. Blazis
	Name:	Sue R. Blazis
	Title:	Managing Director

2

LENDERS:	BANK OF MONTREAL

	By:	/s/ Sue R. Blazis
	Name:	Sue R. Blazis
	Title:	Managing Director

3

LENDERS:	CIT BANK

	By:	/s/ John Feeley
	Name:	John Feeley
	Title:	Director

4

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Aggregate Maximum Credit Amounts

Name of Lender	Applicable Percentage	Maximum Credit Amount (Interim Financing Order)	Maximum Credit Amount (Final Financing Order)
Bank of Montreal	50.000000000%	$1,500,000	$5,000,000
CIT Bank	50.000000000%	$1,500,000	$5,000,000

TOTAL	100.000000000%	$3,000,000	$10,000,000

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